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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)*

                              MOLDFLOW CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   608507 10 9
                                 (CUSIP Number)

                                   12/31/2003
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)

--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 2 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
         1        NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Ampersand 1995 Limited Partnership
                  04-3294909
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]

                  Not applicable                                         (b) [ ]
--------------------------------------------------------------------------------
         3        SEC USE ONLY
--------------------------------------------------------------------------------
         4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
    NUMBER OF              5        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0 shares
    OWNED BY
      EACH
    REPORTING
     PERSON
      WITH
--------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0 shares
--------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
         10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0%
--------------------------------------------------------------------------------
         12       TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 3 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
         1        NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  AMP-95 Management Company Limited Partnership
                  04-3294905
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)[ ]

                  Not applicable                                          (b)[ ]
--------------------------------------------------------------------------------
         3        SEC USE ONLY
--------------------------------------------------------------------------------
         4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
     NUMBER OF
      SHARES                        0 shares
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0 shares
--------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
         10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0%
--------------------------------------------------------------------------------
         12       TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 4 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
         1        NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  AMP-95 MCLP LLP
                  04-0493924
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]

                  Not applicable                                         (b) [ ]
--------------------------------------------------------------------------------
         3        SEC USE ONLY
--------------------------------------------------------------------------------
         4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
     NUMBER OF
      SHARES                        0 shares
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                          6         SHARED VOTING POWER

                                    0 shares
--------------------------------------------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
         10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0%
--------------------------------------------------------------------------------
         12       TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 5 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
         1        NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Richard A. Charpie
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]

                  Not applicable                                         (b) [ ]
--------------------------------------------------------------------------------
         3        SEC USE ONLY
--------------------------------------------------------------------------------
         4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
     NUMBER OF
      SHARES                        52,294 shares
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                          6         SHARED VOTING POWER

                                    0 shares
--------------------------------------------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    52,294 shares
--------------------------------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  52,294 shares
--------------------------------------------------------------------------------
         10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [X]
--------------------------------------------------------------------------------
         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.5%
--------------------------------------------------------------------------------
         12       TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 6 OF 11 PAGES
---------------------                                         ------------------

ITEM 1(a). NAME OF ISSUER:

     Moldflow Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     430 Boston Post Road, Wayland MA 01778

ITEM 2(a). NAME OF PERSON FILING:

     Ampersand 1995 Limited Partnership
     AMP-95 Management Company Limited Partnership
     AMP-95 MCLP LLP
     Richard A. Charpie

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

     All filing parties:
     c/o Ampersand Ventures
     55 William Street, Suite 240
     Wellesley, MA 02481-4003

ITEM 2(c). CITIZENSHIP:

         Ampersand 1995 Limited Partnership and AMP-95 Management Company Limited Partnership are organized under the laws of the State of Delaware and AMP-95 MCLP LLP is organized under the laws of the Commonwealth of Massachusetts.

         Richard A. Charpie is a citizen of the United States of America.

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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 7 OF 11 PAGES
---------------------                                         ------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Common Stock, $0.01 par value

ITEM 2(e). CUSIP NUMBER:

         608507 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

         Richard A. Charpie may be attributed with the ownership of 27,499 shares held by Ampersand Venture Management Trust as of January 23, 2004. Dr. Charpie is the sole member of Ampersand Venture Management 2003 LLC, which is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust. Dr. Charpie disclaims beneficial ownership of all of these shares except to the extent of his proportionate pecuniary interest therein.

         Richard A. Charpie owns 24,795 shares directly as of January 23, 2004.

         (b) Percent of class:

         Ampersand 1995 Limited Partnership - 0.0%
         AMP-95 Management Company Limited Partnership - 0.0%
         AMP-95 MCLP LLP - 0.0%
         Richard A. Charpie - 0.5%

The foregoing percentages are calculated based on 10,498,816 shares of Common Stock outstanding as of February 6, 2004 as reported in the issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 10, 2004.

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or direct the vote:

                  Richard A. Charpie has sole power to vote or direct the vote with respect to 24,795 shares held by him directly as an individual and 27,499 shares held by Ampersand Venture Management Trust. Dr. Charpie is the sole member of Ampersand Venture Management 2003

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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 8 OF 11 PAGES
---------------------                                         ------------------

LLC, which is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust.

         (ii) Shared power to vote or direct the vote:

         0 shares.

         (iii) Sole power to dispose or to direct the disposition of:

         Richard A. Charpie has sole power to dispose or direct the disposition of 24,795 shares held by him directly as an individual and 27,499 shares held by Ampersand Venture Management Trust. Dr. Charpie is the sole member of Ampersand Venture Management 2003 LLC, which is the sole owner of shares of beneficial interest of Ampersand Venture Management Trust.

         (iv) Shared power to dispose or to direct the disposition of:

         0 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].*

         *The previously reported holdings of each of Ampersand 1995 Limited Partnership, AMP-95 Management Company Limited Partnership and AMP-95 MCLP LLP have all been reduced to 0 as of January 23, 2004, and the holdings of Richard A. Charpie were reduced below 5% as of the same date.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 608507 10 9                                         PAGE 9 OF 11 PAGES
---------------------                                         ------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         Not applicable.

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP NO. 608507 10 9                                        PAGE 10 OF 11 PAGES
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   AMPERSAND 1995 LIMITED PARTNERSHIP
                                   By: AMP-95 Management Company Limited
                                   Partnership, its General Partner
                                   By: AMP-95 MCLP LLP, its General Partner

Dated:  February 12, 2004          By: /s/ Richard A. Charpie
                                       -----------------------------------------
                                       Richard A. Charpie, its Managing Partner

                                   AMP-95 MANAGEMENT COMPANY LIMITED PARTNERSHIP
                                   By: AMP-95 MCLP LLP, its General Partner

Dated:  February 12, 2004          By: /s/ Richard A. Charpie
                                       -----------------------------------------
                                       Richard A. Charpie, its Managing Partner

                                   AMP-95 MCLP LLP

Dated:  February 12, 2004          By: /s/ Richard A. Charpie
                                       -----------------------------------------
                                       Richard A. Charpie, its Managing Partner

                                   RICHARD A. CHARPIE

Dated:  February 12, 2004          /s/ Richard A. Charpie
                                   ---------------------------------------------
                                   Richard A. Charpie